Exhibit 10.1

BLUCORA, INC.
ANNUAL INCENTIVE PLAN

Article I
Purpose

The purpose of the Blucora, Inc. Annual Incentive Plan, as it may be amended from time to time (the “Plan”) is to advance the interests of Blucora, Inc., a Delaware corporation (the “Company”), and its stockholders by (a) providing certain Employees (as hereinafter defined) of the Company and its Related Companies (as hereinafter defined) with incentive compensation that is tied to the achievement of pre-established performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and retain Employees who have outstanding skills and abilities and who achieve superior performance, and (c) fostering accountability and teamwork throughout the Company.

Article II
Definitions

For the purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Authorized Officer” has the meaning set forth in Section 3.3.

“Award” means a grant of Incentive Compensation that may be paid to a Participant upon the satisfaction of specified Performance Goal(s) for a particular Performance Period; such Performance Period may be for a period of less than a Fiscal Year (a “Short-Term Award”), a period equal to a Fiscal Year (an “Annual Award”), or a period in excess of a Fiscal Year (a “Long-Term Award”).

“Board” means the Board of Directors of the Company.

“Business Unit” means any segment or operating or administrative unit, including geographical unit, of the Company identified by the Committee as a separate business unit, or a Related Company identified by the Committee as a separate business unit.

“Business Unit Performance Goals” means the performance goals established for each Business Unit in accordance with Sections 5.1 and 5.2 below for any Performance Period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or any other committee as determined by the Board.

“Company” has the meaning set forth in Article I.

“Company Performance Goals” means the performance goals established for the Company in accordance with Sections 5.1 and 5.3 below for any Performance Period.

“Claims” has the meaning set forth in Section 7.5.

“Disability” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of twelve (12) months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s Chief Counsel or, in the case of directors and executive officers, the Committee, whose determination shall be conclusive and binding. Notwithstanding the foregoing sentence, in the event an Award issued under the Plan is subject to Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section 409A, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Code Section 409A and the regulations or other guidance issued thereunder.

“Eligible Employee” shall mean any Employee of the Company or any Related Company.

“Employee” means a common law employee (as defined in accordance with the treasury regulations and revenue rulings applicable under Code Section 3401(c)) of the Company or any Related Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fiscal Year” means the fiscal year of the Company, which is the twelve-month (12-month) period ending on December 31 of each calendar year.

“Incentive Compensation” means the compensation approved by the Committee to be paid to a Participant for any Performance Period under the Plan.

“Individual Performance Goals” means the performance goals established for an individual Participant in accordance with Section 5.6 below for any Performance Period.

“Maximum Achievement” means, for a Participant for any Performance Period, the maximum level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the maximum bonus level, which shall be established by the Committee in accordance with Section 5.1 below.

“Participant” means an Eligible Employee who satisfies the eligibility requirements of Article IV of the Plan and who is selected by the Committee (or an Authorized Officer, duly appointed in accordance with Article III) to participate in the Plan for any Performance Period.

“Payment Date” has the meaning set forth in Section 6.1.

“Performance Criteria” shall have the meaning set forth in Section 5.2 below.

“Performance Goals” means the Individual Performance Goals, Business Unit Performance Goals, and Company Performance Goals established by the Committee for a Participant, the Company and/or each Business Unit for any Performance Period, as provided in Article V below.

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“Performance Period” means the period selected by the Committee for the payment of Incentive Compensation, which period shall be scheduled in good faith at the time the Performance Goals for such period are established. Unless the Committee, in its discretion, specifies other Performance Periods for the payment of Incentive Compensation hereunder, the Performance Period shall be a Fiscal Year.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” has the meaning set forth in Article I.

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Target Achievement” means, for a Participant for any Performance Period, the level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the target bonus level, which shall be established by the Committee in accordance with Section 5.1 below.

“Threshold Achievement” means, for a Participant for any Performance Period, the minimum level of achievement of a set of Performance Goals required for any Incentive Compensation to be paid at the threshold bonus level, which shall be established by the Committee in accordance with Section 5.1 below.

Article III
Administration

3.1    Committee’s Authority. Subject to the terms of this Article III, the Plan shall be administered by the Committee. For each Performance Period, the Committee shall have full authority to (i) designate the Eligible Employees who shall participate in the Plan; (ii) establish the Performance Goals and achievement levels for each Participant pursuant to Article V hereof; and (iii) determine the achievement of the Performance Goals.

3.2    Committee’s Powers. The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

To the extent permitted by applicable law, the Committee also may, in its discretion and by a resolution adopted by the Committee, authorize one or more officers of the Company (each an “Authorized Officer”), solely with respect to Employees who are not named executive officers of the Company or Authorized Officers, as determined by the Committee: (i) determine the amount of Incentive Compensation payable to

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such Employees in accordance with the terms of the Plan; (ii) establish Performance Goals for such Employees, and certify whether, and to what extent, such Performance Goals were achieved for the applicable Performance Period; and (iii) authorize payment to such Employees in accordance with Article VI.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under this Plan, including, but not limited to, all issues with respect to eligibility. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan including, but not limited to, the power to:

(a)designate the Eligible Employees who shall participate in the Plan;

(b)maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;

(c)adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances;

(d)enforce the terms of the Plan and the rules and regulations it adopts;

(e)review claims and render decisions on claims for benefits under the Plan;

(f)furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(g)employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and

(h)perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

Article IV
Eligibility

For each Performance Period, the Committee shall select the particular Eligible Employees to whom Incentive Compensation may be awarded for such Performance Period. To the extent permitted by the Committee, Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Related Company. Notwithstanding any provision in this Plan to the contrary, the Committee may grant one or more Awards to an Eligible Employee at any time, and from time to time, and the Committee shall have the discretion to determine whether any such Award shall be a Short-Term Award, an Annual Award or a Long-Term Award.

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Article V
Determination of Goals and Incentive Compensation

5.1    Establishment of Business Unit and Company Performance Goals. For each Performance Period, the Committee shall approve, as applicable, the following: (i)  the Business Unit Performance Goals for the Performance Period, (ii) the Company Performance Goals for the Performance Period, (iii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for the Business Unit Performance Goals and Company Performance Goals for the Performance Period, (iv) with respect to each Participant, Incentive Compensation for achievement of Threshold Achievement, Target Achievement, and Maximum Achievement levels and the relative weighting of each Performance Goal in determining the Participant’s Incentive Compensation, and (v) a schedule setting forth the payout opportunity for Threshold Achievement, Target Achievement, and Maximum Achievement levels.

5.2    Categories of Business Unit Performance Goals. The Business Unit Performance Goals, if any, established by the Committee for any Performance Period may differ among Participants and Business Units. For each Business Unit, any Business Unit Performance Goals shall be based on the performance of the Business Unit. Performance criteria for a Business Unit may be related to the achievement of financial and operating objectives of the Business Unit, and may consist of one or more of any of the following criteria: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings (and any variations thereon, including, without limitation, earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization, and stock-based compensation or other similar expenses); earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues (and any variations thereon, including, without limitation, gross revenues; net revenues; revenues from products); assets under management; fees based on assets under management; monetized units or products; sales (and any variations thereon); operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; operational improvements; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”). The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary, unusual and/or non-recurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s periodic reports, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) impairments. Any Performance Criteria may be measured in absolute terms, relative to a peer group or index, relative to past performance, or as otherwise determined by the Committee.

5.3    Company Performance Goals. The Company Performance Goals, if any, established by the Committee for any Performance Period shall relate to the achievement of predetermined financial and operating objectives for the Company and its Related Companies on a consolidated basis, which consist of one or more of any combination of the factors set forth in Section 5.2 above, as applied to the Company and its Related Companies on a consolidated basis. The Company Performance Goals may be established either on an absolute or on a per share basis reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including cash dividends. The Company Performance Goals may also be established on a relative basis as compared to the performance of a published or special index deemed

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applicable by the Committee including, but not limited to, a group of companies deemed by the Committee to be comparable to the Company.

5.4    Determination of Achievement of Performance Goals. As soon as practicable following the end of the applicable Performance Period, the Committee shall determine: (i) the extent to which each Business Unit achieved its Business Unit Performance Goals, if any, for the Performance Period, (ii) the extent to which the Company achieved its Company Performance Goals, if any, for the Performance Period, (iii) the calculation of the Participants’ Incentive Compensation, and (iv) the determination by the Committee of the amount of Incentive Compensation, if any, to be paid to each Participant for the Performance Period. In determining whether Performance Goals have been achieved and Incentive Compensation is payable for a given Performance Period, generally accepted accounting principles to the extent applicable to the Performance Goal shall be applied on a basis consistent with prior periods, and such determinations shall be based on the calculations made by the Company and binding on each Participant. If Threshold Achievement is attained with respect to a Performance Goal, then the Incentive Compensation that may be paid to such Participant with respect to such Performance Goal shall be based on the Committee’s predetermined schedule (which may allow for interpolation between achievement levels). Notwithstanding anything herein to the contrary, the Committee shall retain the discretion to increase or decrease the amount of a Participant’s Incentive Compensation, regardless of the actual achievement of the Performance Goals.

Article VI
Payment of Incentive Compensation

6.1    Form and Time of Payment. Subject to the provisions of this Article VI and except as otherwise provided herein, a Participant’s Incentive Compensation for a Performance Period shall be paid in the calendar year immediately following the close of the year in which such Performance Period ends, but no later than March 15 of such year (the “Payment Date”), provided that such Participant is employed by or otherwise providing services to the Company or a Related Company on such Payment Date. The payment shall be in the form of a cash lump sum payment.

6.2    Termination of Employment by Reason Other Than Death or Disability. Except as set forth in any written employment agreement in effect between the Company or Related Company and a Participant (as it may be amended, supplemented or restated from time to time), which agreement is in effect and applies to an Award, or unless the Committee determines otherwise, if a Participant’s employment with the Company and all of its Related Companies is terminated prior to the Payment Date for a Performance Period either by the Participant or the Company or Related Company for any reason other than death or Disability, then such Participant will immediately forfeit any right to receive any Incentive Compensation hereunder for such Performance Period.

6.3    Payment for Death or Disability. Unless the Committee determines otherwise, if prior to the completion of a Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Disability, then such Participant shall be eligible to receive the Incentive Compensation that would have been payable to such Participant for such Award, based on Target Achievement. If prior to the Payment Date of a Performance Period but after completion of such Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Disability, then such Participant shall be eligible to receive the Incentive Compensation that would have been payable to such Participant for such Award, based on the actual achievement of the Performance Goals in accordance with Article 5 hereof. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

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6.4    New Hires; Promotions. Unless the Committee determines otherwise, any individual who is newly-hired or becomes an Eligible Employee during a Performance Period and who is selected by the Committee to participate in the Plan shall be eligible to receive a pro-rata portion of the Incentive Compensation to which he or she could have been entitled if he or she had been employed for the full Performance Period, based on the number of days worked during the Performance Period and based on the achievement of the Performance Goals in accordance with Article 5 hereof. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

6.5    Recoupment for Restatements. Notwithstanding any other language in this Plan, the Committee may recoup all or any portion of any Incentive Compensation paid to a Participant, in the event (i) such Incentive Compensation is paid prior to public disclosure of the Company’s financial statements, and the amount payable based on such financial statements would be materially lower than the amount actually paid to such Participant, or (ii) a restatement of the Company’s financial statements to the extent that the amount of the Incentive Compensation would have been lower if the Company’s financial statements had been as restated, in each case, as determined by the Committee.

Article VII
Miscellaneous Provisions

7.1    Non‑Assignability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void ab initio.

7.2    No Right To Continue In Employment. Nothing in the Plan confers upon any Employee the right to continue in the employ of the Company or any Related Company, or interferes with or restricts in any way the right of the Company and its Related Companies to discharge any Employee at any time (subject to any contract rights of such Employee), including, without limitation, before or after the date such Participant is entitled to payment with respect to an Award.

7.3    Indemnification of Committee; No Duties; Waiver of Claims. No member of the Committee, nor any officer or Employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all of the members of the Committee and each and any officer or Employee of the Company acting with or on their behalf shall be indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Committee (and no officer, Employee, Related Company or Affiliate of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Committee and any officer, Employee, Related Company or Affiliate of the Company arising out of this Plan.

7.4    No Trust or Plan Funding. The Company (and not any of its Related Companies or Affiliates) will be solely responsible for the payment of all amounts hereunder. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. Neither the Plan nor any Award shall create or be construed to create

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a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. No Participant, beneficiary, or other person shall have any interest in any particular assets of the Company (or any of its Related Companies or Affiliates) by reason of the right to receive any Incentive Compensation under the Plan. To the extent that any Participant acquires a right to receive any payment from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

7.5    Governing Law. This Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws, and the rights and obligations created hereby shall be governed by the laws of the State of Delaware. The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Related Company, Affiliate of the Company or any owner or existing or former director, officer or Employee of the Company, any Related Company or any Affiliate of the Company. The individuals and entities described above in this Section 7.5 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 7.5.

7.6    Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

7.7    Construction of Plan. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

7.8    Independent Agreements. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

7.9    Integrated Plan. With respect to each Participant, this Plan and the Award Letter to such Participant constitute the final and complete expression of agreement with respect to the subject matter.

7.10    Tax Requirements. The Company (and, where applicable, its Related Companies) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Compensation to a Participant.

7.11    Accounting of Compensation. Unless otherwise specifically provided in such benefit plan, any amounts paid to a Participant hereunder shall not be treated as compensation paid to such Participant for the purposes of any other benefit plan.

7.12    Corporate Transactions. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the Company to consummate or authorize any merger or consolidation of the Company, the liquidation or dissolution of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

7.13    Adjustments. In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s common stock; (b) any

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purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under generally accepted accounting principles, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as unusual or infrequently occurring, or non-recurring item on the Company’s audited financial statements which, in the case of (a) – (d), results in a change in the components of the calculations of any of the criteria upon which the Performance Goals are based, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Related Company or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event.

7.14    Notices. Any notices required or permitted under this Plan or an Award Letter shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the Company at its principal corporate office in Irving, Texas, or if to a Participant, to such Participant’s last known address on file with the Company. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be.

7.15    Section 409A. It is the Company’s intention that the Plan meets the requirements of Section 409A by its terms and in operation so that Incentive Compensation under the Plan is either exempt from or compliant with Section 409A such that no amounts shall be included in income under Section 409A. Any ambiguities in the Plan shall be construed to reflect this intent. If any term or provision of the Plan is found to be in violation of Section 409A, then such term or provision shall be deemed to be restricted and/or modified in the manner and to the extent necessary to render such term or provision in conformity with Section 409A, or shall be deemed removed from the Plan, and the Plan shall be construed and enforced to the maximum extent permitted by Section 409A as if such term or provision had been originally incorporated in the Plan as so restricted and/or modified, or as if such term or provision had not been originally incorporated in the Plan, as the case may be. To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s termination of service with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Code Section 409A, and (ii) the Participant is deemed at the time of such termination to be a “specified employee” under Code Section 409A to whom the following provisions must apply, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s termination of service with the Company; or (B) the date of the Participant’s death following such termination of service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Section 7.15 shall be made to the Participant or the Participant’s beneficiary.

Article VIII
Amendment or Discontinuance

Notwithstanding anything herein to the contrary, the Committee or the Board may terminate at any time, or from time to time amend, modify, or suspend the Plan. The Committee or the Board may make any

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amendment to any outstanding Award that it believes is necessary or helpful to comply with any applicable law including, without limitation, Section 409A. However, without the prior consent of affected Participant, no such action may adversely affect any rights or obligations with respect to any Award earned, regardless of whether the amounts have been calculated or paid.

Article IX
Effect of the Plan

Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted Incentive Compensation or any other rights. In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Related Company will employ a Participant in any particular position; (c) give any Participant any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

Article X
Term

The effective date of this Plan shall be as of January 1, 2018. This Plan shall remain in effect until it is terminated by the Committee or the Board.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of February 16, 2018, by its Chief Executive Officer pursuant to prior action taken by the Board.
BLUCORA, INC.
By:     /s/ John S. Clendening
Name:    John S. Clendening
Title: Chief Executive Officer

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